EXHIBIT 99.3

RECONCILIATION OF ESTIMATED ADJUSTED EBITDA TO ESTIMATED NET INCOME

EBITDA is defined as earnings before interest, taxes, depreciation and amortization; Adjusted EBITDA is defined as EBITDA excluding share-based compensation expense. We disclose estimated Q2 2012 Adjusted EBITDA as a supplemental non-GAAP financial performance measure, as we believe it is a useful metric by which to compare the performance of our business from period-to-period. We understand that measures similar to Adjusted EBITDA are broadly used by analysts, rating agencies and investors in assessing our performance. Accordingly, we believe that the presentation of Adjusted EBITDA provides useful information to investors.

The following table sets forth a reconciliation of estimated Q2 2012 Adjusted EBITDA to estimated Q2 2012 Net Income, the most directly comparable GAAP financial measure.

	Low	High
Net Income	$30.3 million	$31.4 million
Interest (Income)/Expense NET	$(0.4) million	$(0.4) million
Income Tax Expense	$9.8 million	$9.4 million
Depreciation & Amortization	$5.3 million	$5.3 million
Share Based Compensation	$2.2 million	$2.2 million
Adjusted EBITDA	$47.2 million	$47.9 million

Adjusted EBITDA is not in accordance with, or an alternative to, Net Income, and may be different from non-GAAP measures used by other companies. In addition, Adjusted EBITDA is not based on any comprehensive set of accounting rules or principles. This non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the company’s results of operations determined in accordance with GAAP.